Exhibit 10.23

PASQAL GROUP

BUSINESS ALLOCATION AGREEMENT

BY AND BETWEEN:

pasqal Holding, a simplified joint-stock company (société par actions simplifiée) organised and existing under the laws of France, having its registered office at 24 rue Emile Baudot, 91120 Palaiseau, registered with the Trade and Companies Register of Evry under number 101 390 649, duly represented by Mr Wasiq Bokhari, acting in its capacity as President,

(hereinafter referred to as “Pasqal Holding”)

AND:

pasqal, a simplified joint-stock company (société par actions simplifiée) organised and existing under the laws of France, having its registered office at 24 rue Emile Baudot, 91120 Palaiseau, registered with the Trade and Companies Register of Evry under number 849 441 522, duly represented by Mr Loic Henriet, acting in its capacity as President,

(hereinafter referred to as “Pasqal”)

Pasqal Holding and Pasqal are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS Pasqal Holding is the parent company of the Pasqal group of companies (the “Group”), which develops and commercialises quantum computing technologies.

WHEREAS Pasqal is a 100% subsidiary of Pasqal Holding and constitutes the operational centre of the Group for the development and production of quantum computing hardware.

WHEREAS the Parties wish to formalise the allocation of certain strategic activities within the Group in order to ensure that core intellectual property development and latest-generation hardware production activities remain centralised within Pasqal or its subsidiaries, in furtherance of the Group’s long-term strategic interests.

NOW, THEREFORE, the Parties have agreed as follows:

Article 1 – Definitions

For the purposes of this Contract, the following terms shall have the meanings set out below:

“Core Components”

means all hardware and related core low-level software, as well as technology components of the Group’s rubidium-based neutral-atom quantum computing systems, excluding (i) commercial or application software, (ii) application-specific development work, and (iii) any other components that do not directly relate to the core quantum computing functionality of the Group’s systems or the core low-level software.

For instance, Core Components shall include, without limitation, custom high-vacuum chambers, Photonics Integrated Circuits, optical benches enabling quantum computing functionality such as qubit addressing, qubit excitation, embedded software, etc.

For the avoidance of doubt, Core Components shall not include software that is capable of being used or commercialized independently from the Group’s rubidium-based neutral-atom quantum computing.

“Core IP Activities”	means all activities relating to the Core Components of rubidium-based neutral-atom quantum computing systems developed by the Group.
“Core Alternative IP Activities”

means all activities relating to the Core Components of non-rubidium-based neutral-atom quantum computing systems developed by Pasqal or a Subsidiary of Pasqal (excluding any activities relating to the Core Components of non-rubidium-based neutral-atom quantum computing systems developed by Pasqal Holding and any Group entity other than Pasqal or a Subsidiary of Pasqal).

“Non-Core Components”

means any module, component or sub-system that does not constitute a Core Component.

For the avoidance of doubt, Non-Core Components shall include, without limitation, any module, component or sub-system that: (i) does not embody or contain proprietary intellectual property developed by the Group; (ii) is commercially available from third-party suppliers on standard market terms; or (iii) does not directly relate to the core quantum computing functionality of the Group’s systems (including, by way of illustration, standard control electronics).

“Latest-Generation Hardware Activities”

means all activities relating to the design, assembly, and production of the rubidium-based neutral-atom quantum computing hardware systems and components representing the current state-of-the-art within the Group leading to the creation of a first prototype or a production model of the latest-generation hardware, excluding Non-Core Components and Legacy Modules.

For the avoidance of doubt, any hardware system or component shall cease to qualify as “latest-generation” upon the development or production by Pasqal or any of its subsidiaries of a subsequent generation prototype, regardless of whether such subsequent generation is produced at scale. The production, or assembly of Non-Core Components or Legacy Modules shall not constitute Latest-Generation Hardware Activities or Protected Activities, even where such components or modules are intended for integration into latest-generation systems. For the avoidance of doubt, the final system integration of all modules and components into a complete rubidium-based neutral-atom quantum computing system is part of the activities defined herein.

“Legacy Modules”

means any module, component or sub-system that has remained substantially unchanged across successive generations of the Group’s rubidium-based neutral-atom Quantum Computing systems, regardless of whether such module is intended for integration into a latest-generation system.

“Protected Activities”	means, collectively, the Core IP Activities and the Latest-Generation Hardware Activities.
“Strategic Committee”	means the strategic committee (comité stratégique) of Pasqal, as established and governed by the by-laws (statuts) of Pasqal.
“Subsidiary”	means, with respect to any entity, any other entity directly or indirectly controlled by such entity within the meaning of Article L. 233-3 of the French Commercial Code.

Article 2 – Centralisation of LATEST-GENERATION HARDWARE ACTIVITIES

2.1.	The Parties hereby agree and undertake that all Latest-Generation Hardware Activities of the Group shall be carried out exclusively within Pasqal or its Subsidiaries located within the territory of France.

2.2.	Pasqal Holding undertakes not to cause or permit any Latest-Generation Hardware Activities to be carried out by any entity within the Group other than Pasqal or its Subsidiaries located within the territory of France.

2.3.	Pasqal undertakes to maintain the operational capacity and resources necessary to carry out the Latest-Generation Hardware Activities within its organisation or through its Subsidiaries located within the territory of France.

2.4.	Notwithstanding the foregoing, Pasqal may, where necessary, seek the assistance of Pasqal Holding or any Pasqal Holding Subsidiaries located outside the territory of France in carrying out the Latest-Generation Hardware Activities, provided that such activities remain centralised within and under the control of Pasqal or its Subsidiaries located within the territory of France.

2.5.	Subject to the provisions of this Agreement, the Parties remain free to allocate businesses.

Article 3 – Centralisation of CORE IP ACTIVITIES

3.1.	The Parties hereby agree and undertake that all Core IP Activities of the Group shall be carried out exclusively within Pasqal or its Subsidiaries.

3.2.	Pasqal Holding undertakes not to cause or permit any Core IP Activities to be carried out by any entity within the Group other than Pasqal or its Subsidiaries.

3.3.	Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that no Core IP Activities or Core Alternative IP Activities may be transferred from Pasqal or a Subsidiary of Pasqal to any Group entity other than Pasqal or a Subsidiary of Pasqal without the prior approval of the Strategic Committee (including the positive vote of the BPI Investissement member).

3.4.	Pasqal undertakes to maintain the operational capacity and resources necessary to carry out the Core IP Activities within its organisation or through its Subsidiaries.

3.5.	Notwithstanding any other provision of this Agreement, Pasqal Holding and any Group entity shall at all times be entitled to access and utilize any intellectual property developed in connection with the Core IP Activities or Core Alternative IP Activities to the extent necessary for the pursuit of any commercial activity or application-specific development.

3.6.	Subject to the provisions of this Agreement, the Parties remain free to allocate businesses.

Article 4 – Restriction on Transfer of Protected Activities Outside France

4.1.	Notwithstanding Article 2 and Article 3, Pasqal may transfer any Protected Activities or Core Alternative IP Activities currently carried out by Pasqal to any Subsidiary of Pasqal located outside the territory of France subject to the approval of the Strategic Committee (including the positive vote of the BPI Investissement member).

4.2.	For the purposes of this Article 4, “transfer” shall include any assignment, delegation, outsourcing, licensing, or other arrangement having the effect of relocating the performance or control of Protected Activities or Core Alternative IP Activities to an entity outside France.

4.3.	Any transfer of Protected Activities or Core Alternative IP Activities made in breach of this Article 4 shall be null and void to the fullest extent permitted by applicable law.

Article 5 – Future Acquisitions

5.1.	Future acquisitions of company carrying out Latest-Generation Hardware Activities

5.1.1.	In the event that Pasqal Holding acquires, directly or indirectly, an entity that carries out any Latest-Generation Hardware Activities (whether carried out or not with other activities not falling within the scope of Latest-Generation Hardware Activities), such Latest-Generation Hardware Activity may continue to be carried out by the acquired company subject to the approval of such acquisition by the Strategic Committee.

5.2.	Future acquisitions of company carrying out Core IP Activities

5.2.1.	In the event that the Group contemplates to acquire, directly or indirectly, an entity that carries out any Core IP Activities (whether carried out or not with other activities not falling within the scope of Core IP Activities), Pasqal or a Subsidiary of Pasqal shall complete such acquisition, unless the Strategic Committee authorizes the acquisition of such entity by Pasqal Holding or a Subsidiary of Pasqal Holding (other than Pasqal or a Subsidiary of Pasqal).

Article 6 – Merger or Absorption of Pasqal Holding

6.1.	In the event that Pasqal Holding is merged into, absorbed by, or otherwise combined with another company (whether by way of merger, consolidation, universal transfer of assets and liabilities, or any other similar transaction), Pasqal Holding undertakes to ensure that the entity resulting from or surviving such transaction (the “Successor Entity”) shall be bound by all obligations of Pasqal Holding under this Contract.

6.2.	To this end, Pasqal Holding shall cause the Successor Entity to expressly assume in writing all obligations arising under this Contract as a condition to the completion of any such transaction.

6.3.	Any failure by Pasqal Holding to comply with the provisions of this Article 6 shall constitute a material breach of this Contract.

Article 7 – Duration and Termination

7.1.	This Contract is entered into for an initial duration of fifteen (15) years and shall take effect as of the date of its signature by the Parties. At the end of the initial term or any renewal period, this Contract may be renewed at the request of either Party for an additional period of five (5) years. The Parties undertake to negotiate in good faith any extension of this Contract at the end of the initial term or any renewal period.

7.2.	This Contract may only be terminated before its expiration date by mutual written agreement of the Parties and provided the Strategic Committee, including the positive vote of the BPI Investissement member, has agreed to such early termination.

7.3.	In the event of termination of this Agreement prior to its term, the obligations set out in Articles 2, 3, 4, and 6 shall continue to apply with respect to any Protected Activities in existence as of the date of termination for a period of ten (10) years following such termination, unless otherwise agreed by the Parties.

Article 8 – Miscellaneous Provisions

8.1.	Expert Appointment. In the event of any disagreement with the Strategic Committee regarding the interpretation or application of this Agreement, or any dispute regarding the implementation of a decision of the Strategic Committee, the disagreement shall be submitted, at the request of Pasqal or Pasqal Holding, to an expert to be agreed upon by Pasqal and Pasqal Holding within five (5) Business Days following notification by the first Party to the other Party (the “Expert”). The Expert shall (i) be a national and resident of a Member State of the European Union, (ii) sign a non-disclosure agreement in a form reasonably acceptable to both Parties, and (iii) confirm in writing the absence of any conflict of interest with respect to either Party and the subject matter of the disagreement. In the absence of such an agreement on the identity of the Expert, the Expert responsible for resolving the disagreement shall be appointed by the President of the Paris Economic Activities Court (Tribunal des activités économiques de Paris) upon request of the most diligent Party.

8.2.	Terms of the Expert. The following provisions apply to the work of the Expert appointed in accordance with Article 8.6:

(a)	Each Party and its counsel shall prepare and submit to the Expert appointed in accordance with the terms of Article 8.6, as soon as practicable (and, in any event, within (10) Business Days following the Expert’s confirmation and acknowledgment of his or her appointment pursuant to Article 8.6), a written statement regarding the points of disagreement, accompanied by relevant supporting documents;

(b)	the Expert is requested to render his decision regarding the points of disagreement within thirty (30) Business Days (or on any later date agreed upon in writing by the Parties) following the Expert’s confirmation and acknowledgment of his appointment pursuant to Article 8.6;

(c)	at least ten (10) Business Days before rendering his decision, the Expert shall send the Parties a draft of his decision and give each Party the opportunity to submit comments on such draft;

(d)	the Expert’s decision shall be final and binding upon the Parties, absent manifest error, and shall be promptly notified to the Strategic Committee;

(e)	In the event that the Expert is unwilling or unable, for any reason whatsoever, to render a decision, a new Expert shall be appointed in accordance with the provisions of Article 8.6, and the time limits set forth in this Article 8.7 shall recommence from the date of such appointment.

8.3.	Sole Remedy. Notwithstanding any other provision of this Agreement or applicable law, and whether or not the Expert’s determination procedure set forth above has been invoked, the sole and exclusive remedy available to either Party for any breach of this Agreement shall be the reallocation of the relevant business activities in accordance with the terms hereof. Neither Party shall be entitled to claim any damages, compensation, specific performance (other than the reallocation of business activities), or any other remedy whatsoever, whether in contract, or otherwise.

Article 9 – Miscellaneous Provisions

9.1.	Amendments. This Contract may only be amended by a written instrument signed by both Parties and subject to the approval (including the positive vote of the BPI Investissement member) by the Strategic Committee.

9.2.	Severability. If any provision of this Contract is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect. The Parties shall negotiate in good faith to replace any invalid provision with a valid provision that reflects as closely as possible the original intent of the Parties.

9.3.	Entire Agreement. This Contract constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all other agreements, understandings, and negotiations, whether written or oral, relating thereto.

9.4.	Notices. All notices under this Contract shall be in writing and shall be deemed duly given when delivered by hand, by registered mail with acknowledgment of receipt, or by reputable overnight courier to the addresses set forth in the preamble of this Contract or to such other address as a Party may designate by written notice.

9.5.	Waiver. No failure or delay by a Party in exercising any right under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof.

Article 10 – Governing Law and Jurisdiction

10.1.	This Contract shall be governed by and construed in accordance with the laws of France.

10.2.	Any dispute arising out of or in connection with this Contract, including any question regarding its existence, validity, interpretation, performance, or termination, shall be submitted to the exclusive jurisdiction of the economic affairs court (Tribunal des activités économiques) of Paris, France.

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In accordance with articles 1366 and 1367 of the French Civil Code, this Contract shall be signed electronically. The Parties to this Contract acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Contract by its signatories.

Executed on July 16, 2026

/s/ Wasiq Bokhari	/s/ Loic Henriet
pasqal Holding Name: Mr. Wasiq Bokhari Title: President	pasqal Name: Mr. Loic Henriet Title: President

[Signature Page – Business Allocation Agreement]